Exhibit 99.1



Tuesday, August 5, 2003

Contact:    Dr. John R. Kreick, Chairman

            Charles J. Staab, VP, Treasurer & Chief Financial Officer

Phone:      603-882-5191

        PENNICHUCK CORPORATION NAMES DON CORRELL AS PRESIDENT AND CEO
        -------------------------------------------------------------

       Former Chairman and CEO of United Water to succeed John Kreick
       --------------------------------------------------------------

Nashua, N.H., (August 5, 2003) - Pennichuck Corporation (NASDAQ: PNNW) today announced that Donald L. Correll has been named President and CEO, and elected a Director of the Company. Mr. Correll replaces Dr. John R. Kreick as CEO. Dr. Kreick has served as Chairman and CEO since April 2, 2003 and will continue to serve as Director and Chairman of the Board of Pennichuck.

Mr. Correll served from 1991 to 2001 as Chairman, CEO, and President of United Water Resources, one of the largest investor owned water utilities in the U.S. Under his leadership, United Water grew from a regional water utility to a national leader in providing water and wastewater services to a population of 9 million, with operations and investments in 19 states and in Mexico, Canada and the U.K. During this period, United Water's revenues increased from $150 million to $500 million and the market capitalization grew from $400 million to $1.8 billion. Mr. Correll remained as Chairman until 2001, following the sale of the company to Suez. Since then, he has served as an advisor to numerous water service and investment firms, examining various business, acquisition and investment opportunities in the water and services sectors.

Dr. Kreick stated, "Pennichuck is fortunate to add an executive with Don's experience and proven track record in the water industry. I would like to thank the Board's search committee of Hannah McCarthy, Martha O'Neill, and Charlie Clough for the professional job they have done."

Mr. Correll stated, " I am impressed with Pennichuck's long tradition of providing service to its customers and the community. I look forward to working with the Board and the employees to examine the various strategic options available to build upon this 150 year record."


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Mr. Correll joined United Water as Treasurer in 1976, when the company was known as Hackensack Water Company. He became Senior Vice President and CFO in 1983, before becoming Chairman, CEO, and President. He currently serves as a Director of Interchange Financial Services Corporation, a Commissioner of the New Jersey Water Supply Authority, and a member of the Board of Advisors of Underground Solutions, Inc. Mr. Correll received his Bachelor of Science from The Pennsylvania State University and his MBA from New York University Graduate School of Business.

Pennichuck Corporation is a holding company headquartered in Nashua, NH. Pennichuck's operating subsidiaries provide water utility service to more than 100,000 people in southern and central New Hampshire. The Company also operates a real estate subsidiary and a service company that provides contract operation and maintenance services to more than 60 private water systems.

Contact:    John Krieck, Chairman of the Board
            Charles Staab, VP and CFO
            Phone: 603-882-5191

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